Exhibit 3.1

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHG HEALTHCARE SERVICES, INC.

a Delaware corporation

CHG Healthcare Services, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is CHG Healthcare Services, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 8, 1989.

3. The provisions of the Certificate of Incorporation of the Corporation as herein amended are hereby restated and integrated into a single instrument which is set forth in Exhibit A hereto, and which is entitled “Amended and Restated Certificate of Incorporation of CHG Healthcare Services, Inc.”

4. The Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the Corporation’s Board of Directors and by the Corporation’s stockholders in accordance with Sections 228, 242 and 245 of the DGCL.

5. The Certificate of Incorporation of the Corporation as amended and restated herein shall, at the effective time of this Amended and Restated Certificate of Incorporation, be read in its entirety as set forth in Exhibit A annexed hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of                             , 2006.

CHG HEALTHCARE SERVICES, INC., a Delaware corporation

By:

Name:

Title:

-  2  -

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHG HEALTHCARE SERVICES, INC.

ARTICLE I

NAME OF CORPORATION

The name of the corporation is CHG Healthcare Services, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

A. Authorized Classes of Stock and Number of Shares. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 105,000,000 shares, which shall be divided into (1) 100,000,000 shares of common stock, par value $.01 per share (“Common Stock”), and (2) 5,000,000 shares of preferred stock, $.01 par value (“Preferred Stock”).

B. Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

C. Preferred Stock. Authority is hereby expressly granted to and vested in the Board of Directors from time to time to authorize and issue some or all of the Preferred Stock in one or more classes or series, and in connection with the creation of any such class or series, to determine and fix, by resolution or resolutions providing for the issuance thereof, designations, powers, preferences, rights, qualifications, limitations and restrictions thereof, including, without limitation, the following:

1. whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

2. the number of shares to constitute the class or series and the designations thereof;

3. the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

4. whether or not the shares of any class or series shall be redeemable, and if redeemable, the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

5. whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

6. the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

7. the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

8. whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustment, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

9. such other designations, powers, preferences, rights, qualifications, limitations and restrictions with respect to any class or series as the Board of Directors may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. Subject to the terms of the designation of the applicable class or series of Preferred Stock, the Board of Directors may (a) increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series by a resolution, or (b) decrease the number of shares of Preferred Stock designated for any class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

D. Common Stock.

1. Dividend Rights. Subject to the rights of holders of any Preferred Stock having prior rights as to dividends, holders of Common Stock shall be entitled to share ratably, on an equal per share basis, in all dividends and other distributions payable in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor.

2. Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or any obligations convertible into or exercisable or exchangeable for (directly or indirectly) securities of the Corporation whether now or hereafter authorized.

3. Liquidation Rights. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the Corporation’s debts and subject to any rights of the holders of any Preferred Stock upon such dissolution, liquidation or winding up, the remaining assets of the Corporation shall be distributed ratably on an equal per share basis among the holders of shares of Common Stock. A merger or consolidation of the Corporation with or into any other corporation or entity, or a sale or conveyance of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation.

4. Voting Rights. Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation and subject to any rights of holders of any Preferred Stock, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders of the Corporation.

5. Redemption. The shares of Common Stock are not redeemable.

ARTICLE V

DURATION

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS;

MANAGEMENT OF THE CORPORATION

A. General. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Subject to the rights of holders of any Preferred Stock, the number of directors of the Corporation shall be determined from time to time by a resolution adopted by the affirmative vote of at least two thirds of the entire Board of Directors.

B. Term. At each annual meeting of the stockholders, each director shall be elected for a term ending on the next annual meeting of stockholders following his or her election to the Board of Directors. Each director shall hold office until the next annual meeting and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

C. Vacancies; Removal. Subject to the terms of any Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by the affirmative vote of a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of Preferred Stock, any director or the entire Board of Directors may be removed, with or without cause, by the holders of at least a majority of the shares of capital stock then entitled to vote at an election of directors.

ARTICLE VII

STOCKHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, only if a consent in writing, setting forth the action so taken, shall be signed by the holders of at least 80% of the outstanding stock entitled to vote thereon; provided, however, that this provision shall only become effective upon the consummation of the Corporation’s initial public offering of its Common Stock. Subject to the rights of the holders of any preferred stock and except as otherwise required by law, a special meeting of the stockholders of the Corporation may be called only by the Secretary upon the direction of the Board of Directors of the Corporation pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office.

ARTICLE VIII

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have power to adopt, amend, alter or repeal the Bylaws of the Corporation. The affirmative vote of not less than a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Bylaws may also be adopted, altered, amended or rescinded, by the affirmative vote of the holders of not less than 80% of the Corporation’s then outstanding common stock.

ARTICLE IX

DIRECTOR LIABILITY

To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article IX, by amendment of this Article IX or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to, any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE X

INDEMNIFICATION

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other person to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law, with respect to actions for breach of duty to a corporation, its stockholders and others.

Any repeal or modification of any of the foregoing provisions of this Article X, by amendment of this Article X or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of such persons with respect to, any acts or omissions of such persons occurring prior to such repeal or modification.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of not less than 80% of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or to adopt any provisions inconsistent with the purpose and intent of, Article IV, Article VI, Article VII, Article VIII, Article IX, Article X or Article XI.